Exhibit 99.1

NAPCO Reports Record Revenues, Net Income and Adjusted EBITDA* for Q3 of Fiscal 2024

-Net Sales for the Quarter Increase 13% to $49.3 Million-

-Net Income for the Quarter Increases 38% to $13.2 Million-

-Adjusted EBITDA* for the Quarter Increases 37% to $15.6 Million-

-3rd Quarter Recurring Service Revenues Increase 29% to $19.5 Million With a Gross Margin of 92%-

-Board Declares Quarterly Dividend of $0.10 per share-

AMITYVILLE, N.Y., May 6, 2024 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a provider of school safety solutions, today announced financial results for its third quarter of fiscal 2024.

Financial Highlights:

●	Net sales for the quarter increased 13% to $49.3 million (the highest quarterly sales in the Company's history) as compared to $43.5 million for the same period last year. Net sales for the nine months ended March 31, 2024 increased 10% to a nine month record $138.5 million as compared to $125.3 million last year.
●	Recurring service revenue ("RSR") for the quarter increased 29% to $19.5 million as compared to $15.1 million for the same period last year. Recurring service revenue for the nine months ended March 31, 2024 increased 26% to $55.4 million as compared to $43.8 million last year. Recurring service revenue had a prospective annual run rate of approximately $81 million based on April 2024 recurring revenues.
●	Gross margin for recurring service revenue increased to a record level 92% for the quarter and 91% for the nine months as compared to 90% and 89%, respectively, for the same periods last year.
●	Gross margin for equipment revenues was 29% for the third quarter compared to 27% in last year's 3rd quarter. Gross margin for equipment revenues was 29% for the nine months ended March 31, 2024, compared to 14% for the same period last year.
●	Net income for the quarter increased 38% to a quarterly record $13.2 million as compared to $9.5 million for the same period a year ago. Net income for the nine months ended March 31, 2024 increased 119% to a nine month record $36.3 million as compared to $16.6 million last year.
●	Earnings per share (diluted) for the quarter increased 38% to $0.36 as compared to $0.26 for the same period a year ago. Earnings per share (diluted) for the nine months ended March 31, 2024 increased 118% to $0.98 as compared to $0.45 last year.
●	Adjusted EBITDA* for the quarter increased 37% to a quarterly record $15.6 million as compared to $11.3 million for the same period a year ago. Adjusted EBITDA* for the nine months ended March 31, 2024 increased 105% to a nine month record $43.5 million as compared to $21.3 million for the same period last year.
●	Adjusted EBITDA per share (diluted)* for the quarter increased 35% to $0.42 as compared to $0.31 for the same period a year ago. Adjusted EBITDA per share (diluted)* for the nine months ended March 31, 2024 increased 107% to $1.18 per diluted share as compared to $0.57 last year.
●	Cash and cash equivalents, other investments and marketable securities were $87.5 million at March 31, 2024 as compared to $66.7 million at June 30, 2023, a 31% increase. The Company had no debt as of March 31, 2024.
●	Cash Provided by Operating Activities for the nine months ended March 31, 2024 was $31 million as compared to $12.4 million for the same period last year.
●	The Company has declared a quarterly dividend of $0.10 per share to be paid on June 24, 2024 to shareholders of record on June 3, 2024.

Richard Soloway, Chairman and CEO, commented, "The third quarter of fiscal 2024 was the strongest quarter in our Company's history. Revenue was $49.3 million, which was the highest quarterly sales we ever achieved and was the fourteenth consecutive quarter of record sales for a quarterly reporting period. Our net income of $13.2 million and Adjusted EBITDA* of $15.6 million were also quarterly record-breakers. Equipment revenue grew at 5% for the quarter, with gross margins on such sales sequentially remaining consistent at 29% each of the last two quarters. Recurring service revenues, which increased 29%, was a major contributor to the year-over-year overall sales and earnings growth and represents 40% of total revenue. Gross margin for recurring service revenues was the highest in our history, at 92% and when combined with gross margin on equipment revenues of 29%, the total gross margins for Q3 amounted to 54%, which compared to 49% for last year's Q3.

We were also pleased with the increase in the recurring revenues annual run rate, which increased to $81 million based on April 2024 recurring revenues, compared to an annual run rate of $76.5 million based on January 2024 recurring revenues.

Net income of $13.2 million, besides being a Q3 record breaker, represents 27% of our net sales. Adjusted EBITDA* of $15.6 million, also a Q3 record, represents an Adjusted EBITDA* margin of 32%.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing 31% to $87.5 million as compared to $66.7 million at June 30, 2023, We have no debt and the net cash provided by operating activities for the nine months ended March 31, 2024 was also strong, amounting to $31.0 million.

Our Alarm Lock and Marks locking hardware lines continue to see growth in school and classroom security, healthcare, and retail loss-prevention, as well as in multi-dwelling commercial and residential applications. Locking sales in Q3 grew approximately 16% compared to last year and approximately 10% compared to Q2 and represents 66% of hardware sales. We continue to remain focused on further penetrating each of these markets.

We recently announced the introduction of Prima by NAPCO, a new All-in-One Panel for security, fire, video and connected home. Our goal is for Prima to address an important mass segment of the security market, including residential and small business systems. With built-in Wi-Fi/cellular radio communications, customer alert notifications, and video and smart home subscription options for each -installed system, the security dealer, as well as the Company, can add more recurring-revenue generating accounts.

NAPCO's record-breaking results for Q3 of fiscal year 2024, was primarily the result of the continued growth and profitability from recurring revenues as well as the strong sales from our Alarm Lock and Marks locking product lines. Radio sales in Q3 improved over Q2, increasing by approximately 2%. We expect radio sales to continue to be a key contributor to our hardware sales and continue to lead to the continued growth of our highly profitable recurring revenues."

Mr. Soloway concluded, "We are nine months through fiscal 2024 and while we have already generated net income of $36.3 million, Adjusted EBITDA* of $43.5 million and our Adjusted EBITDA* margin is now 31%, there is more work to be done.  While we continue to be encouraged with the gross margin for hardware sales of 29%, we believe this could improve further in Q4 and beyond. Our strong net income and Adjusted EBITDA* margins indicate the financial strength of our business. As such, we are pleased to continue our dividend program and we will be paying another dividend of $0.10 per share on June 24, 2024. As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for the balance of fiscal 2024 and beyond".

Financial Results

Net sales for the quarter increased 13% to $49.3 million (the highest quarterly sales in the Company's history), as compared to $43.5 million for the same period one year ago. Net sales for the nine months ended March 31, 2024 increased 10% to a nine month record $138.5 million, as compared to $125.3 million for the same period one year ago. Research and development costs for the quarter increased 19% to $2.8 million, or 6% of sales, as compared to $2.3 million or 5% of sales for the same period a year ago. Research and development costs for the nine months ended March 31, 2024 increased 11% to $7.7 million, or 6% of sales, as compared to $7.0 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter increased 10% to $9.2 million or 19% of net sales, as compared to $8.4 million, or 19% of sales for the same period last year. Selling, general and administrative expenses for the nine months ended March 31, 2024 increased 6% to $26.3 million or 19% of net sales, as compared to $24.7 million, or 20% of sales for the same period last year.

Operating income for the quarter increased 38% to $14.5 million as compared to $10.5 million for the same period last year. Operating income for the nine months ended March 31, 2024 increased 115% to $39.9 million as compared to $18.5 million for the same period last year. Net income for the quarter increased 38% to a quarterly record $13.2 million, or $0.36 per diluted share, as compared to $9.5 million, or $0.26 per diluted share, for the same period last year and represents 27% of net sales. Net income for the nine months ended March 31, 2024 increased 119% to a nine month record of $36.3 million or $0.98 per diluted share as compared to $16.6 million or $0.45 per diluted share for the same period last year and represents 26% of net sales.

Adjusted EBITDA* for the quarter increased 37% to a quarterly record $15.6 million, or $0.42 per diluted share, as compared to $11.3 million, or $0.31 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 32%. Adjusted EBITDA* for the nine months ended March 31, 2024 increased 105% to a nine month record $43.5 million, or $1.18 per diluted share, as compared to $21.3 million, or $0.57 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 31%.

Balance Sheet Summary

As of  March 31, 2024, the Company had $87.5 million in cash and cash equivalents, other investments and marketable securities as compared to $66.7 million as of June 30, 2023. Working capital (defined as current assets less current liabilities) was $138.3 million at March 31, 2024 as compared with working capital of $111.7 million at June 30, 2023. Current ratio (defined as current assets divided by current liabilities) was 7.9:1 at March 31, 2024, and 6.7:1 at June 30, 2023.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 6, 2024, in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com. Alternatively, interested parties may participate in the call by dialing, in the (US) 1-800-836-8184 or for international callers, 1-646-357-8785. A replay of the webcast will be available on the Investor Relations section of the Company's website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenues and annual run rate; the strength of our balance sheet; our expectations regarding future results; the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	March 31, 2024	June 30, 2023

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$55,518	$35,955
Investments - other	26,671	25,660
Marketable securities	5,348	5,136
Accounts receivable, net of allowance for credit losses of $105 and $131 as of March 31, 2024 and June 30, 2023, respectively	30,273	26,069
Inventories, net	37,010	35,062
Income tax receivable	—	75
Prepaid expenses and other current assets	3,379	3,402
Total Current Assets	158,199	131,359
Inventories - non-current, net	13,093	13,287
Property, plant and equipment, net	8,978	9,308
Intangible assets, net	3,686	3,939
Deferred income taxes	4,983	2,652
Right-of-use asset	5,564	5,797
Other assets	289	312
TOTAL ASSETS	$194,792	$166,654

CURRENT LIABILITIES
Accounts payable	$6,913	$8,061
Accrued expenses	9,737	8,079
Accrued salaries and wages	3,095	3,546
Accrued income taxes	203	—
Total Current Liabilities	19,948	19,686
Accrued income taxes	1,102	1,110
Long term right-of-use liability	5,556	5,689
TOTAL LIABILITIES	26,606	26,485
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of March 31, 2024 and June 30, 2023; 39,766,354 and 39,663,812 shares issued; and 36,872,639 and 36,770,097 shares outstanding, respectively.	398	397
Additional paid-in capital	22,855	21,553
Retained earnings	164,454	137,740
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	168,186	140,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$194,792	$166,654

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,
	2024	2023

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$29,735	$28,390
Service revenues	19,532	15,142
	49,267	43,532
Cost of sales:
Equipment related expenses	21,179	20,780
Service-related expenses	1,604	1,473
	22,783	22,253

Gross Profit	26,484	21,279

Operating expenses:
Research and development	2,757	2,314
Selling, general, and administrative expenses	9,233	8,425
Total Operating Expenses	11,990	10,739

Operating Income	14,494	10,540

Other income:
Interest and other income, net	637	437
Income before Provision for Income Taxes	15,131	10,977
Provision for Income Taxes	1,935	1,428
Net Income	$13,196	$9,549

Income per share:
Basic	$0.36	$0.26
Diluted	$0.36	$0.26

Weighted average number of shares outstanding:
Basic	36,835,000	36,793,000
Diluted	37,118,000	37,082,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months Ended March 31,
	2024	2023

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$83,133	$81,511
Service revenues	55,357	43,828
	138,490	125,339
Cost of sales:
Equipment-related expenses	59,332	70,341
Service-related expenses	5,249	4,799
	64,581	75,140

Gross Profit	73,909	50,199

Operating expenses:
Research and development	7,736	6,964
Selling, general, and administrative expenses	26,319	24,719
Total Operating Expenses	34,055	31,683

Operating Income	39,854	18,516

Other income:
Interest and other income, net	1,806	521
Income before Provision for Income Taxes	41,660	19,037
Provision for Income Taxes	5,376	2,475
Net Income	$36,284	$16,562

Income per share:
Basic	$0.99	$0.45
Diluted	$0.98	$0.45

Weighted average number of shares outstanding:
Basic	36,792,000	36,736,000
Diluted	37,032,000	36,983,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months ended March 31,
	2024	2023

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,284	$16,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,627	1,398
Gain on disposal of fixed asset	—	(15)
Interest expense (income) on other investments	112	(177)
Unrealized (gain) loss on marketable securities	(52)	23
(Recovery) of credit losses	(26)	(118)
Change to inventory reserve	634	(85)
Deferred income taxes	(2,331)	(1,400)
Stock based compensation expense	876	1,134
Changes in operating assets and liabilities:
Accounts receivable	(4,178)	5,166
Inventories	(2,388)	(813)
Prepaid expenses and other current assets	23	228
Income tax receivable	75	(688)
Other assets	22	48
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	354	(8,847)
Net Cash Provided by Operating Activities	31,032	12,416
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,043)	(2,547)
Proceeds from disposal of fixed asset	—	38
Purchases of marketable securities	(160)	(110)
Purchases of other investments	(1,123)	(30,185)
Redemption of other investments	—	10,091
Net Cash Used in Investing Activities	(2,326)	(22,713)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	427	82
Cash paid for dividend	(9,570)	—
Net Cash (Used in) Provided by Financing Activities	(9,143)	82

Net increase (decrease) in Cash and Cash Equivalents	19,563	(10,215)
CASH AND CASH EQUIVALENTS - Beginning	35,955	41,730
CASH AND CASH EQUIVALENTS - Ending	$55,518	$31,515
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$8	$12
Income taxes paid	$7,437	$6,421

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)

	3 months ended March 31,		9 months ended March 31,
	2024	2023	2024	2023
Net income (GAAP)	$ 13,196	$ 9,549	$ 36,284	$ 16,562
Add back provision for income taxes	1,935	1,428	5,376	2,475
Interest and other (income), net	(637)	(437)	(1,806)	(521)
Operating Income (GAAP)	14,494	10,540	39,854	18,516
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	85	90	253	271
Add back stock-based compensation expense	266	322	876	1,134
Add back non-recurring legal expenses	267	13	1,162	203
Adjusted non-GAAP operating income	15,112	10,965	42,145	20,124
Add back depreciation and other amortization	454	380	1,374	1,127
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 15,566	$ 11,345	$ 43,519	$ 21,251

Adjusted EBITDA* per Diluted Share	$ 0.42	$ 0.31	$ 1.18	$ 0.57
Weighted average number of Diluted Shares outstanding	37,118,000	37,082,000	37,032,000	36,983,000

Contacts:

Francis J. Okoniewski

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

fokoniewski@napcosecurity.com